EXHIBIT 10.20

SHORT-TERM LOAN AGREEMENT
(English Summary/Translation)

2007 Yuyin Loan No. 076002

Borrower:	Henan Gengsheng Refractories Co., Ltd (the “Borrower”
Legal Address:	No.88, Dayugou Town, Gongyi City, 451271
Telephone No.	371-64059868
Fax No.	371-64059888
Representatives	Sunqing Zhang
Account No.	7847391310182600048411

Lender:	China Citic Bank, Zhengzhou Branch (the “Lender”)
Address:	No. 26 Jingsan Road, Zhengzhou City, 45008
Telephone No.	371-657-92800
Fax No.	371-657-92900
Representatives	Longxing Dou

Date: January 12, 2007

According to applicable laws and regulations of the People's Republic of China (the "PRC"), the Borrower and Lender hereby enter into this agreement pursuant to Borrower's application to Lender for a short term loan (the "Loan").

1. Loan Type

1.1 This agreement is the short -term loan agreement.

2.The Amount of Loan and the Loan Term

2.1. The amount of this loan agreement is RMB 15,000,000(approximately US$ 1.97 million).

2.2. The loan term is 6 months starting from January 12, 2007 to July 31, 2007.

3. The Purpose of the Loan

3.1. The purpose of the loan agreement is for working capital use.  The Borrower is not eligible to change the loan purpose of this agreement without the consent of the Lender.

4. Interest Rate and Interest Calculation

4.1.  The loan interest rate is calculated by daily at a rate based on the actual withdrawal amount and outstanding days from the withdrawal date.

4.2. The RMB loan interest rate is a floating Interest Rate (upward/down) floating upward 20% on the interest rate basis.  The executed annual interest rate is 7.344%.  The interest rate can be adjusted on a monthly basis.

4.3. The Lender shall send the written notice to the Borrower for any adjustment of interest rate within 30 days from the adjusted date.

4.4. The interested rate shall be accordingly adjusted based on any new adjustment regulated by the People’s Bank of China.

4.5. The first due date of interest payment is January 20, 2007. The due date of monthly interest payment is every 20th day of the month.

5. The Method of Repayment

5.1 The Borrower shall pay monthly interest and repay the loan with one payment of RMB 15,000,000 on July 31, 2007.

6. Guarantee

6.1 The loan specified hereunder shall be pledged and guaranteed through a joint liability Guarantee Contract as following:

(1)2006Xinyin PG No. 061182-1

(2)2006Xinyin PG No. 061182-2

(3)2006Xinyin GN No. 061182-1

(4)2006Xinyin GN No. 061182-2

6.2. The borrower undertakes to provide other new guaranty accepted by the Lender promptly upon occurrence or anticipated occurrence of the event which imposes material adverse effect on the financial condition and ability to implement the guarantee duty by the guarantor.

7. Rights and Obligations

7.1. The Borrower’s:

7.1.1. The Borrower shall only use the funds according to the contracted purpose.

7.1.2. Unless the Borrower provides notice in writing to Lender 30 days in advance and obtains Lender's consent, the Borrower shall not, before paying off the principal and interest, engage in sub-contracting, leasing, equity restructuring, pooling, consolidating, merging, splitting, joint investment, capital transferring, filing for restructuring, filing for dissolution, filing for bankruptcy, and any other actions which may affect the realization of Lender's rights.

7.1.3. The Borrower undertakes to inform the Lender in within 3 days from the date that a material adverse such as license revocation, bankruptcy, and close of the business occurs.

7.1.4. The Borrower should inform the Lender in writing 7 days in advance if there is any change of its legal representative, authorized deputy and changes in mailing address, name of enterprise or material changes in its finances and personnel.

7.1.5. The Borrower should provide a new guarantee to the Lender when there is depreciation or reduction of values of the original guarantee, or when a material adverse effect such as license revocation, bankruptcy, and close of the business occurs in connection with a guarantor.

7.2. The Lender’s

7.2.1. The Lender is eligible to investigate the Borrower’s operations and the usage of the loan.

7.2.2. The Lender is eligible to claim for the balance of balance when the guarantee is not adequate to compensate the loan payment the Borrower was not able to repay.

8. Default Liability

8.1. The Lender is eligible to enforce the agreement and require certain interest according to the contracted term of repayment if the Borrower repays the loan before the contracted term.

8.2. The Lender shall increase 50% of interest rate if the Borrower does not repay the loan at the maturity date. The Borrower also needs to pay for the interest at the additional 50% of the original rate for this overdue violation.

8.3. The Lender is eligible to require the Borrower to return the funds or terminate the agreement if the Borrower use the funds beyond the contracted purpose. The Lender shall require the Borrower to pay an additional 100% of the original interest rate from the date of violation as the penalty for fraudulent use of the funds, and the Borrower also needs to pay the interest at an additional 100% of the original rate.

8.4. The Lender shall require the partial or whole refund of the issued loan if the Borrower does not conduct any remedies within 7 days to meet the requirements of the Lender due to any of the following violations:

8.4.1. if the Borrower provides fraudulent financial statements or deceptive material financial information.

8.4.2. if the Borrower rejects the supervision of the Lender regarding the funds usage and its financial activities.

8.4.3. if the Borrower conducts or intends to operate any events regarding equity transfer or dispose of its assets.

8.4.4. if the Borrower’s executive officers are involved in any significant bribe, corruption, fraud or illegal operation events.

8.4.5. if the Borrower intentionally changes the use of the funds.

9. Disputes Settlement

This Agreement is applicable with laws of People’s Republic of China. Any dispute concerning this Loan Agreement is under the jurisdiction of the local people's court where Lender is located.

10. Effectiveness of Contract

10.1. Either the Borrower or the Lender is not eligible to change or terminate this agreement without mutual agreement in written.

10.2. Upon the effectiveness, the Lender is obliged to notify the Borrower in writing and obtain its consent when the Lender intends to transfer the loan to the third party. The Borrower is also obliged to notify the Lender and obtain its written consent when the Borrower intends to transfer the loan to third party.

11. Others

11.1. Any supplemental related documents and materials are inseparable components of this loan agreement and have the same law effect as this contract.

11.2. This Loan Contract has three originals, which are identical to each other, with each of the parties holding one copy. There are several duplicates for future reference.

Borrower:	Lender:
Henan Gengsheng Refractories Co., Ltd	Zhengzhou Branch
China Citic Bank

(Official Corporate Seal)	(Official Corporate Seal)

/s/Shunqing ZHANG	/s/Longxing Dou

Date: January 12, 2007	Date: January 12, 2007